Exhibit 5

[LETTERHEAD OF PEPPER HAMILTON LLP]

August 3, 2005

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, Pennsylvania 19341

Re:	Registration Statement on Form S-8 relating to the ViroPharma Incorporated 2005 Stock Option and Restricted Share Plan

Ladies and Gentlemen:

We have acted as counsel to ViroPharma Incorporated, a Delaware corporation (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers an aggregate of 850,000 shares of the Company’s common stock, par value $0.002 per share (the “Common Stock”) reserved for and issuable under the 2005 Stock Option and Restricted Share Plan (the “2005 Plan”).

In rendering this opinion, we have examined the Registration Statement and the exhibits thereto, including the 2005 Plan, the Company’s Second Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws as currently in effect, certain resolutions of the Company’s Board of Directors and stockholders and certain other records of the Company’s corporate proceedings as reflected in its minute books, as well as such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof.

Based on the foregoing, we are of the opinion that the shares of Common Stock issuable pursuant to awards granted or available for grant under the 2005 Plan will be, when issued and paid for in accordance with the terms of each of the 2005 Plan and any applicable award agreements or related documents, validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware, as amended, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws each as in effect on the date hereof.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules or regulations of the Commission thereunder.

As counsel to the Company, we have furnished this opinion letter to you in connection with the filing of the Registration Statement. Except as otherwise set forth herein, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Sincerely,

/s/ PEPPER HAMILTON LLP